                                                                    EXHIBIT 11.1

         STATEMENT RE. COMPUTATION OF SUPPLEMENTAL NET INCOME PER SHARE

                              LARSCOM INCORPORATED

                STATEMENT REGARDING COMPUTATION OF SUPPLEMENTAL
                            NET INCOME PER SHARE(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              YEARS ENDED DECEMBER
                                                                                                      31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Net income..................................................................................  $   4,930  $   2,529
Add: Interest paid net of income tax........................................................        371
                                                                                              ---------  ---------
                                                                                              $   5,301  $   2,529
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Weighted average shares outstanding:
Class A and B Common Stock..................................................................     12,107     11,900
Additional shares that would be used to pay the $25.0 million dividend
  to Axel Johnson(2)........................................................................      2,210      2,293
                                                                                              ---------  ---------
Shares used to compute supplemental net income per share....................................     14,317     14,193
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Supplemental net income per share...........................................................  $    0.37  $    0.18

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Note: the Company has not included a computation of supplemental net income per share for 1994 as the Company does not believe that to do so would be meaningful.

(1) This Exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2) Calculated using the assumed net proceeds of $10.90 per share of common stock in the Company's Initial Public Offering